UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

April 7, 2020

SUPERIOR DRILLING PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Utah	46-4341605
(State of Incorporation)	(I.R.S. Employer Identification No.)

1583 South 1700 East Vernal, Utah	84078
(Address of principal executive offices)	(Zip code)

Commission File Number: 001-36453

Registrant’s telephone number, including area code: (435) 789-0594

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $0.001 par value	SDPI	NYSE MKT

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.02.	Results of Operations and Financial Condition.

On April 9, 2020, the Company issued a press release announcing its unaudited preliminary financial results and certain operational results for the first quarter ended March 31, 2020. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 2.02 and in the attached Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2020, the board of directors (the “Board”) of Superior Drilling Products, Inc. (the “Company”), on the recommendation of its Compensation Committee, approved a 20% reduction in the base salary for each of the Company’s named executive officers, G. Troy Meier, Annette Meier, and Chris Cashion, to $380,000, $340,000 and $240,000, respectively, all effective April 5, 2020. The reductions were approved at management’s request as a part of a broader cash conservation effort to mitigate the impact relating to the deterioration of oil prices and the COVID-19 health emergency in the United States.

Item 8.01	Other Events.

Business Update

On April 9, 2020, the Company also announced several other in response to the deterioration of oil prices and the COVID-19 pandemic and the related impact on its business, including (i) a 20% reduction of the Company’s workforce, (ii) a 20% reduction in the base salaries of certain non-executive officers of the Company, (iii) a 20% reduction in fees to be paid to the independent directors on the Board for their service as directors, and (iv) a 5% to 10% reduction in salaries of other members of the management team and salaried workforce. The Company has also decided to defer further investment in new technology, including the StriderTM oscillation system technology.

A copy of the press release making this announcement, and announcing the changes in the salaries of the named executive officers, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Risk Factor Update

The outbreak of the recent coronavirus (“COVID-19”), or an outbreak of another highly infectious or contagious disease, could adversely affect our business, financial condition and results of operations.

Our business is dependent upon the willingness and ability of its customers to conduct transactions with us. The spread of a highly infectious or contagious disease, such as COVID-19, has caused severe disruptions in the worldwide economy, which is in turn likely to disrupt the business, activities, and operations of our customers, as well our business and operations. Moreover, since the beginning of January 2020, the coronavirus outbreak has caused significant disruption in the financial markets both globally and in the United States. As a result, the Company has been forced to take several actions, including reductions in salaries for officers and fees for independent directors, a reduction in the Company’s total workforce and the indefinite postponement of the development of the Company’s Strider technology.

The further spread of COVID-19, or an outbreak of another highly infectious or contagious disease, is likely to result in a significant decrease in business and/or cause our customers to be unable to meet existing payment or other obligations to us, particularly in the event of a further spread of COVID-19 or an outbreak of an infectious disease in our market areas. A further spread of COVID-19, or an outbreak of another contagious disease, could also negatively impact the availability of our key personnel necessary to conduct our business. Such a spread or outbreak could also negatively impact the business and operations of third party service providers who perform critical services for our business. If COVID-19, or another highly infectious or contagious disease, spreads or the response to contain COVID-19 is unsuccessful, we would experience further material adverse effects on our business, financial condition, and results of operations.

Postponement of the development of our Strider technology could adversely affect our business and results of operations.

A key element of our growth includes the development and implementation of new product designs and improvements. As a result of COVID-19, we have decided to postpone indefinitely the further development of our Strider technology. We may have to limit or eliminate other product developments in the future in response to the further impact of COVID-19 on our business. We cannot predict when or if we will be able to resume development of this technology, which could have impede our ability to compete effectively could have a material adverse effect on our business and results of operations.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release issued on April 9, 2020.*

* Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2020

SUPERIOR DRILLING PRODUCTS, INC.

/s/ Christopher D. Cashion
Christopher D. Cashion
Chief Financial Officer